Exhibit 3.5

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND

RIGHTS OF SERIES E PREFERRED STOCK OF

STRATUS SERVICES GROUP, INC.

The undersigned, the Executive Vice President and Chief Financial Officer of Stratus Services Group, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY THAT:

A.                                   Pursuant to the authority conferred on the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation and Section 151 of the General Corporation Law of the State of Delaware, on June 18, 2002, the Board of Directors of the Corporation unanimously adopted a resolution providing for the designations, preferences and other rights, and the qualifications, limitations or restrictions thereof, of the Series E Preferred Stock of the Corporation:

B.                                     The Corporation filed a Certificate of Designations, Preferences and Rights of Series E Preferred Stock (the “Certificate of Designation”) with the Secretary of State, State of Delaware, on July 17, 2002.

C.                                     No shares of Series E Preferred Stock have been issued or are outstanding.

D.                                    Pursuant to authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation and Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, pursuant to a unanimous written consent dated as of July 26, 2002, adopted the following resolution providing for the amendment and restatement of the Certificate of Designation:

RESOLVED, that the rights and preferences of the Corporation’s Series E Preferred Stock be amended and restated as set forth below, and the President, Secretary and any Vice President of the Corporation is hereby authorized and directed to file, in the name and on behalf of the Corporation, an Amended and Restated Certificate of Designations, Preferences and Rights of Series E Preferred Stock which shall amend and restate the Certificate of Designation in its entirety so that the rights and preferences of the Series E Preferred Stock shall be as follows:

1.             Dividends.

(a)    The holders of the Series E Preferred shall be entitled to receive out of any assets legally available therefor cumulative dividends at the rate of 6% per annum, accrued daily on a quarterly basis, and payable every 120 days (each a “Dividend Payment Date”), the first such 120 day period being measured from the date of Closing, in preference and priority to any payment of any dividend on the Common Stock.  Such dividends shall accrue on any given share from the day of original issuance of such share and shall accrue from day to day whether or not earned or declared.  If at any time dividends on the outstanding Series E Preferred at the rate set forth above shall not have been paid or declared and set apart for payment with respect to all preceding periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the Common Stock of the Corporation.

(b)    Any dividend payable on a Dividend Payment Date shall be paid at the option of the Corporation, either (i) in cash or (ii) in shares of Common Stock, if the Common Stock issuable upon conversion of such shares has been registered for resale under the Securities Act of 1933, as amended (the “Act”), and the registration statement including a current prospectus with respect thereto remains in effect at the date of delivery of such shares or an exemption from such registration for the public resale of the Common Stock is available under the Act.

(c)    Nothing contained herein shall be deemed to establish or require any payment or other charges in excess of the maximum permitted by applicable law.  In the event that any payment required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Corporation, the holder and thus refunded to the Corporation.

2.             Liquidation Preference; Redemption.

(a)    In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series E Preferred shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of the Common Stock, the amount of $100 per share plus any and all accrued but unpaid dividends (the “Liquidation Preference”).

(b)    A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation (other than a sale or transfer to a wholly owned subsidiary of the Corporation), shall, at the option of the holders of the Series E Preferred, be deemed a liquidation, dissolution or winding up within the meaning of this Section 2 if the shares of stock of the Corporation outstanding immediately prior to such transaction represent immediately after such transaction less than a majority of the voting power of the surviving corporation (or of the acquirer of the Corporation’s assets in the case of a sale of assets).  Such option may be exercised by the vote or written consent of holders of a majority of the outstanding shares of Series E Preferred at any time within thirty (30) days after written notice (which shall be given promptly) of the essential terms of such transaction shall have been given to the holders of the Series E Preferred in the manner provided by law for the giving of notice of meetings of shareholders.

(c)     The Corporation shall have the right, but not the obligation to redeem any or all of the shares of Series E Preferred at any time prior to the delivery of a conversion notice upon payment in cash of an amount equal to 115% of the purchase price paid for the Series E Preferred Stock on the Closing Date, plus all accumulated but unpaid dividends (the “Redemption Price”).

3.             Optional Conversion.  The holders of the Series E Preferred shall have optional conversion rights as follows:

(a)    Right to Convert.  Shares of Series E Preferred shall be convertible, at the option of the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (x) the Liquidation Preference of the Series E Preferred determined pursuant to Section 2 hereof on the date the notice of conversion is given, by (y) the Conversion Price determined as hereinafter provided in effect on the applicable conversion date.

(b)    Mechanics of Conversion.  To convert shares of Series E Preferred into shares of Common Stock under Section 3(a), the holder shall give written notice to the Corporation (which notice may be given by facsimile transmission) that such holder elects (with the right to revoke) to convert the shares and shall state therein date of the conversion, the number of shares to be converted and the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  Promptly thereafter, the holder shall surrender the certificate or certificates representing the shares to be converted, duly endorsed, at the office of the Corporation or of any transfer agent for such shares, or at such other place designated by the Corporation; provided, that the holder shall not be required to deliver the certificates representing such shares if the holder is waiting to receive all or part of such certificates from the Corporation.  The Corporation shall immediately issue and deliver to or upon the order of such holder, against delivery of the certificates representing the shares which have been converted, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled.  The Corporation shall cause such issuance to be effected within three (3) business days and shall transmit the certificates by messenger or overnight delivery service to reach the address designated by such holder within three (3) business days after the receipt of such notice.  The notice of conversion may be given by a holder at any time during the day up to 5:00 p.m. New York time and such conversion shall be deemed to have been made immediately prior to the close of business on the date such notice of conversion is given.  The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at the close of business on such date.

(c)    Determination of Conversion Price.

(i)            The “Conversion Price” shall be equal to the average of the closing bid prices of the Common Stock as reported by the OTC Bulletin Board during the five (5) consecutive trading days preceding the conversion date multiplied by 75%.

(ii)           The “closing bid price” of the Common Stock on a trading day shall be the closing bid price of the Common Stock on OTC Bulletin Board or any other principal securities price quotation system or market on which prices of the Common Stock are reported.  The term “trading day” means a day on which trading is reported on the principal quotation system or market on which prices of the Common Stock are reported.

(iii)          If, during the period of consecutive trading days provided for above, the Corporation shall declare or pay any dividend on the Common Stock payable in

Common Stock or in rights to acquire Common Stock, or shall effect a stock split or reverse stock split, or a combination, consolidation or reclassification of the Common Stock, the Conversion Price shall be proportionately decreased or increased, as appropriate, to give effect to such event.

(d)    Distributions.  If the Corporation shall at any time or from time to time make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation or any of its subsidiaries other than additional shares of Common Stock, then in each such event provision shall be made so that the holders of Series E Preferred shall receive, upon the conversion thereof, the securities of the Corporation which they would have received had they been the owners on the date of such event of the number of shares of Common Stock issuable to them upon conversion.

(e)    Certificates as to Adjustments.  Upon the occurrence of any adjustment or readjustment of the Conversion Price pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause the independent public accountants regularly employed to audit the financial statements of the Corporation to verify such computation and prepare and furnish to each holder of Series E Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the reasonable written request at any time of any holder of Series E Preferred, furnish or cause to be furnished to such holder a like certificate prepared by the Corporation setting forth (i) such adjustments and readjustments, and (ii) the number of other securities and the amount, if any, of other property which at the time would be received upon the conversion of Series E Preferred with respect to each share of Common Stock received upon such conversion.

(f)    Notice of Record Date.  In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series E Preferred at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

(g)    Issue Taxes.  The Corporation shall pay any and all issue and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series E Preferred pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(h)    Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock,

solely for the purpose of effecting the conversion of the shares of the Series E Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series E Preferred, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series E Preferred, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain any requisite shareholder approval.

(i)    Certain Conversion Restrictions.  A holder may not convert shares of Series E Preferred Stock or receive shares of Common Stock as payment of dividends hereunder to the extent such conversion or receipt of such interest payment would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 9.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of, and payment of interest on, the shares of Series E Preferred Stock held by such Holder after application of this Section.  Since the holder will not be obligated to report to the Company the number of shares of Common Stock he may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 9.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the holder determines that the limitation contained in this Section applies, the determination of which portion of the principal amount of shares of Series E Preferred Stock are convertible shall be the responsibility and obligation of the Holder.  If the holder has delivered a Conversion Notice for shares of Series E Preferred Stock that, without regard to any other shares that the holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the holder of this fact and shall honor the conversion for the maximum principal amount permitted to be converted on such Conversion Date in accordance with the periods described in Section 5(b) and, at the option of the holder, either retain any principal amount tendered for conversion in excess of the permitted amount hereunder for future conversions or return such excess shares of Series E Preferred Stock to the holder.  The provisions of this Section may be waived by a Holder (but only as to itself and not to any other holder of Series E Preferred Stock) upon not less than 61 days prior notice to the Company.  Other holders of Series E Preferred Stock  shall be unaffected by any such waiver.

(j)    Fractional Shares.  No fractional shares shall be issued upon the conversion of any share or shares of Series E Preferred.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series E Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Corporation or an authorized Committee thereof).

(k)    Notices.  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery or delivery by telex (with correct answer back received), telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second (2nd) business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be:

to the Corporation	Stratus Services Group, Inc.
500 Craig Road, Suite 201
Manalapan, NJ 07726
Attention: Suzette Nanovic Berrios, Esq.

to the Holder:	At the address set forth on the books and records of the Company or as specified in writing by Holder.

Any party hereto may from time to time change its address for notices by giving at least ten (10) days’ written notice of such changed address to the other party hereto.

(l)    Reorganization or Merger.  In case of any reorganization or any reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person (other than a sale or transfer to a wholly owned subsidiary of the Corporation), and the holders of Series E Preferred do not elect to treat such transaction as a liquidation, dissolution or winding up as provided in Section 2 hereof, then, as part of such reorganization, consolidation, merger or sale, provision shall be made so that each share of Series E Preferred shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Series E Preferred would have been entitled upon the record date of (or date of, if no record date is fixed) such event and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series E Preferred, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of Series E Preferred.

4.             Re-issuance of Certificates.  In the event of a conversion (or, if applicable, redemption) of Series E Preferred in which less than all of the shares of Series E Preferred of a particular certificate are converted or redeemed, as the case may be, the Corporation shall promptly cause to be issued and delivered to the holder of such certificate, a certificate representing the remaining shares of Series E Preferred which have not been so converted or redeemed.

5.             Other Provisions.  For all purposes of this Resolution, the term “date of issuance” and the terms “Closing” or “Closing Date” shall mean the day on which Shares are first issued by the Corporation.  Any provision herein which conflicts with or violates any applicable usury law shall be deemed modified to the extent necessary to avoid such conflict or violation.  The term “OTC Bulletin Board” herein refers to the principal market on which the Common Stock of the Corporation is traded.  If the Common Stock is listed on a securities exchange, or if another market becomes the principal market on which the Common Stock is traded or through which price quotations for the Common Stock are reported, the term “OTC Bulletin Board” shall be deemed to refer to such exchange or other principal market.  The term “conversion date” shall mean the date on which the notice of conversion is received by the Corporation.

6.             No Adverse Actions.  The Corporation shall not in any manner, whether by amendment of the Certificate of Incorporation (including, without limitation, any Certificate of Designation), merger, reorganization, re-capitalization, consolidation, sales of assets, sale of stock, tender offer, dissolution or otherwise, take any action, or permit any action to be taken, solely or primarily for the purpose of increasing the value of any class of stock of the Corporation if the effect of such action is to reduce the value or security of the Series E Preferred.

7.             Voting Rights.  The Series E Preferred shall not have the right to vote, except as required by law.

8.             Attorneys’ Fees.  Any holder of Series E Preferred shall be entitled to recover from the Corporation the reasonable attorneys’ fees and expenses incurred by such holder in connection with enforcement by such holder of any obligation of the Corporation hereunder.

9.             Additional Restrictions.  For as long as any shares of the Series E Preferred Stock are outstanding, the Corporation will not amend the terms of the Series E Preferred Stock without the consent of the holders holding a majority of the outstanding shares of the Series E Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations, Preferences and Rights to be signed by Michael A. Maltzman, Executive Vice President and Chief Financial Officer, this 30th day of July 2002.

Stratus Services Group, Inc.

By:	Michael A. Maltzman
Name: Michael A. Maltzman
Title: Executive Vice President
Chief Financial Officer